Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

THIRD QUARTER 2019 RESULTS

MIDLAND, Texas, October 31, 2019/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its third quarter ended September 30, 2019.

For the quarter ended September 30, 2019, the Company reported revenues of $36,976,000, a decrease of approximately nine percent compared to $40,448,000 for the quarter ended September 30, 2018. For the third quarter of 2019, the Company reported net income of $1,998,000 or $0.09 income per common share compared to a net loss of $5,171,000 or $0.23 loss per common share for the third quarter of 2018. The Company reported EBITDA of $7,160,000 for the quarter ended September 30, 2019 compared to $1,651,000 for the quarter ended September 30, 2018.

For the nine months ended September 30, 2019, the Company reported revenues of $112,216,000, a decrease of approximately eleven percent compared to $126,486,000 for the nine months ended September 30, 2018. For the nine months ended September 30, 2019, the Company narrowed its net loss to $9,385,000 or $0.41 loss per common share from a net loss of $12,591,000 or $0.55 loss per common share for the nine months ended September 30, 2018. The Company reported EBITDA of $7,049,000 for the nine months ended September 30, 2019 compared to $10,204,000 for the nine months ended September 30, 2018.

During the third quarter of 2019, the Company operated a peak of six crews in the United States (“U.S.”) that included four large channel count crews compared to a peak of five crews with smaller channel counts in the U.S. in the second quarter of 2019, including microseismic operations, and a single small channel count crew in Canada for a short period of time. Based on currently available information, the Company anticipates operating up to five crews in the U.S. during the fourth quarter of 2019 that could result in continued high-levels of channel count and energy source utilization during the quarter along with limited activity in Canada in the fourth quarter of 2019. The Company believes, based on currently available information, that such levels of activity could be sustained into the second quarter of 2020 in the U.S. and up to four crews during the first quarter of 2020 in Canada. The Company is currently operating five crews in the U.S. and one small crew in Canada as it ramps up for the winter season. As in recent quarters, the majority of the Company’s projects are on behalf of multi-client companies in the U.S. with some activity directly for exploration and production companies.

Capital expenditures for the third quarter were $644,000 and total $2,842,000 for the first nine months of 2019, primarily for maintenance capital items. The Company’s balance sheet remains strong with $48,278,000 of working capital as of September 30, 2019. The Company has notes payable and finance leases totaling $3,259,000 as of September 30, 2019.

Stephen C. Jumper, President and Chief Executive Officer, said, “We are very pleased to report strong results for our third quarter, with net income of $1,998,000 and EBITDA of $7,160,000. Our improved quarterly results were attributable to continued diligent efforts designed to further reduce costs and improve productivity while operating much larger channel count crews, favorable weather conditions and higher utilization of recording channels. In addition to greatly increased channel utilization compared to the second quarter, we experienced very high utilization of energy source units as we continue to move toward a channel and energy source utilization model rather than a crew based model.”

“Despite challenging times in the oil and gas sector, increased demand for large channel count projects by our clients continues to drive today’s seismic market. During the third quarter, the Company continued operation of the large 44,000 station multi-component crew with 132,000 total channels and two 35,000 plus channel count crews along with intermittent smaller channel count crews. Each of the crews operated between 16 and 22 energy source units. Several of these projects will continue well into the fourth quarter. We are conducting these projects utilizing our industry-leading inventory of wireless channels and energy source equipment. Our current inventory, while tight, is sufficient to meet current client needs.”

Jumper continued, “Visibility into 2020 appears positive compared to recent quarters. Based on currently available information, we anticipate both channel and source utilization to be much improved over our second quarter but below the level of our third quarter utilization. Early indications are for a Canadian season similar to last year with up to four crews operating, and with high channel and source utilization in the U.S. in the first quarter of 2020. After the completion of the Canadian season, equipment will redeploy to the lower 48 in the second quarter. We are anticipating strong channel and energy source utilization in the U.S. into the second quarter of

2020. As in prior years, the winter season in the lower 48 is historically difficult with shorter days, the holiday season and increased weather exposure.”

Jumper concluded, “While we are pleased to report solidly improved third quarter results and increased visibility of channel and energy source utilization, the seismic market and the overall oil and gas sector remain challenging as project delays, cancellations or changes in scope continue to be the primary factors in overall activity and utilization. We continue to be encouraged by ongoing conversations with our clients, primarily multi-client companies, with regards to future projects.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its third quarter 2019 financial results on October 31, 2019 at 9 a.m. CT. Participants can access the call at 1-800-239-9838 (US) and 1-323-794-2551 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through November 30, 2019 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 1695470. The webcast will be recorded and available for replay on Dawson’s website until November 30, 2019.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental U.S. and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 6, 2019. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Operating revenues	$36,976	$40,448	$112,216	$126,486
Operating costs:
Operating expenses	26,030	34,419	92,210	104,393
General and administrative	3,797	4,136	13,390	12,061
Depreciation and amortization	5,238	7,127	16,644	23,197
	35,065	45,682	122,244	139,651

Income (loss) from operations	1,911	(5,234)	(10,028)	(13,165)

Other income (expense):
Interest income	152	147	445	257
Interest expense	(101)	(74)	(381)	(244)
Other income (expense)	11	(242)	433	172
Income (loss) before income tax	1,973	(5,403)	(9,531)	(12,980)

Income tax benefit	25	232	146	389

Net income (loss)	1,998	(5,171)	(9,385)	(12,591)

Other comprehensive (loss) income:
Net unrealized (loss) income on foreign exchange rate translation, net	(103)	216	280	(333)

Comprehensive income (loss )	$1,895	$(4,955)	$(9,105)	$(12,924)

Basic income (loss) per share of common stock	$0.09	$(0.23)	$(0.41)	$(0.55)

Diluted income (loss) per share of common stock	$0.09	$(0.23)	$(0.41)	$(0.55)

Weighted average equivalent common shares outstanding	23,222,045	22,926,764	23,152,776	22,901,558

Weighted average equivalent common shares outstanding - assuming dilution	23,337,903	22,926,764	23,152,776	22,901,558

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,670	$28,729
Restricted cash	5,000	—
Short-term investments	7,425	10,583
Accounts receivable, net	35,969	25,338
Current maturities of notes receivable	65	64
Prepaid expenses and other current assets	10,335	12,311
Total current assets	73,464	77,025

Property and equipment, net	57,848	71,541
Right-of-use assets	6,863	—
Notes receivable, net of current maturities	1,408	1,447
Intangibles, net	377	379
Long-term deferred tax assets, net	289	293

Total assets	$140,249	$150,685

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,312	$5,427
Accrued liabilities:
Payroll costs and other taxes	2,849	1,034
Other	3,676	3,643
Deferred revenue	7,970	10,501
Current maturities of notes payable and finance leases	3,153	6,683
Current maturities of operating lease liabilities	1,226	—
Total current liabilities	25,186	27,288

Long-term liabilities:
Notes payable and finance leases, net of current maturities	106	6,097
Operating lease liabilities, net of current maturities	6,171	—
Deferred tax liabilities, net	10	134
Other accrued liabilities	150	150
Total long-term liabilities	6,437	6,381

Operating commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,305,950 and 23,018,441 shares issued, and 23,257,505 and 22,969,996 shares outstanding at September 30, 2019 and December 31, 2018, respectively	233	230
Additional paid-in capital	153,980	153,268
Retained deficit	(43,903)	(34,518)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(1,684)	(1,964)
Total stockholders’ equity	108,626	117,016

Total liabilities and stockholders’ equity	$140,249	$150,685

Reconciliation of EBITDA to Net Income (Loss)

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income (loss)	$1,998	$(5,171)	$(9,385)	$(12,591)
Depreciation and amortization	5,238	7,127	16,644	23,197
Interest (income) expense, net	(51)	(73)	(64)	(13)
Income tax benefit	(25)	(232)	(146)	(389)
EBITDA	$7,160	$1,651	$7,049	$10,204

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net cash (used in) provided by operating activities	$(10,872)	$(66)	$1,197	$12,772
Changes in working capital and other items	18,612	2,317	7,706	(1,403)
Noncash adjustments to net income (loss)	(580)	(600)	(1,854)	(1,165)
EBITDA	$7,160	$1,651	$7,049	$10,204